EXHIBIT 10.36

                   MASTER SECONDARY STORAGE SERVICES AGREEMENT

This MASTER SECONDARY STORAGE SERVICES AGREEMENT ("Agreement") is entered into as of March 29, 2002 (the "Effective Date") by Storage Technology Corporation ("StorageTek"), having its principal office at One StorageTek Drive, Louisville, CO 80028 USA and Electronic Data Systems Corporation ("EDS") (collectively, the "Parties"), having its principal office at 5400 Legacy Drive, Plano, TX 75024 USA.

                                    RECITALS

         A. EDS's objectives (as the client) in entering into this Agreement with StorageTek (as the provider) include: (i) obtaining high quality Services described in Schedule 3.1 of this Agreement; (ii) paying StorageTek for services as provided in Schedule 6.3 of this Agreement; (iii) establishing a flexible relationship with StorageTek specifying the manner in which StorageTek will respond to the requests of EDS and to changes in technology and methods for providing Services, including accommodation of specified levels of changes in volumes of operations, new generations of technology and improved methods of monitoring, measuring and achieving increased levels of Service; and (iv) improving upon those Services, all as set forth in this Agreement. Based on such review and understanding, StorageTek and EDS agree to work together in good faith to achieve those objectives.

         B. StorageTek is in the business of providing secondary storage services and equipment and licensing storage management software. EDS is in the business of providing global information technology services, including business process management, e-business consulting services, information solutions, product lifecycle management solutions and management consulting services.

         C. The Parties now desire to enter into this Agreement, whereby (1) EDS will sell StorageTek and Third Party Equipment currently operated by EDS and located in its or its client's Data Centers to StorageTek; (2) StorageTek will provide certain Secondary Storage Services to EDS and license certain of its software to EDS; and (3) EDS will pay StorageTek a service fee based on the Secondary Storage Services StorageTek provides to EDS.

         D. On the basis of the foregoing and the representations and warranties made by the Parties in this Agreement, EDS desires to engage StorageTek, and StorageTek accepts such engagement, to perform the Services described in this Agreement.

         E. The foregoing provisions set forth the background under which the Parties are entering into this Agreement and are intended to be a general introduction to this Agreement. They are not intended to expand the scope of the parties' express obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions of this Agreement, the Parties hereby agree as follows:

1.       DEFINITIONS.

         Capitalized terms used herein shall have the meanings set forth in the introductory paragraph above, this Agreement and in the Schedules attached hereto. Many of the capitalized terms used herein are defined in Schedule 1.

2.       SALE OF EQUIPMENT BY EDS.

         2.1 Purchased Equipment. EDS hereby agrees to sell, assign, transfer and convey to StorageTek, as of the Effective Date, good and valid title in and to the Purchased Equipment located in the Data Centers, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. The Parties also may agree to add additional Purchased Equipment


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and/or additional Data Centers to this Agreement. The Parties shall execute mutually agreed upon written addendums to Schedule 2.1(A) of this Agreement whereby StorageTek will purchase such equipment on the same terms and conditions set forth in this Agreement (including without limitation representations and warranties, indemnification and limitation of liability). All additional equipment will, upon execution of the applicable Schedule, be considered "Purchased Equipment" for purposes of this Agreement. Any StorageTek software installed on any Purchased Equipment shall be considered "Software" for purposes of this Agreement, and any third party software installed on or used in connection with any Purchased Equipment shall be considered "Third Party Software" for purposes of this Agreement. StorageTek will have the right to audit EDS's records, Data Centers and other facilities relating to the Secondary Storage Equipment in order to verify that StorageTek has received good and valid title in and to all Purchased Equipment listed in Schedule 2.1(A), free of any Encumbrances and that the Purchased Equipment is located at the Data Centers listed in Schedule 2.1(B). The audit will be conducted at StorageTek's expense, unless the audit reveals that StorageTek has not received good and valid title in and to any such Purchased Equipment, in which case EDS will reimburse StorageTek for all reasonable costs and expenses incurred by StorageTek in connection with such audit. In the event that StorageTek does not receive good and valid title in and to any such Purchased Equipment, StorageTek may demand a refund of a pro-rated portion of the Purchase Price paid for such affected Purchased Equipment.

         2.2 Previously Licensed Software. EDS shall have those rights to use the Previously Licensed Software as set forth in Section 11 below.

         2.3 Retention of EDS Liabilities. Notwithstanding anything to the contrary in this Section 2 or elsewhere in this Agreement: (a) EDS shall retain all, and StorageTek shall not assume any, right, title and interest in or to the Third Party Software and any assets of EDS other than the Purchased Equipment; and (b) EDS shall retain all, and StorageTek shall not assume and shall not be liable for any liabilities, obligations or commitments of EDS arising under or relating to the Third Party Software Licenses, the Third Party Maintenance Agreements or any other agreements relating to the Purchased Equipment or the Third Party Software.

         2.4 Delivery of Documentation; Further Assurances. Within ninety (90) days following the Effective Date, EDS shall deliver to StorageTek copies of any specifications, documentation and manuals, in EDS's possession and control as of the Effective Date, related to the Purchased Equipment which is not StorageTek Equipment. EDS shall execute and/or cause to be delivered to StorageTek such deeds, bills of sale, endorsements, assignments, instruments of conveyance and other documents, and shall take such other actions, as may be necessary or appropriate (in the reasonable judgment of StorageTek or its counsel) to sell, assign, transfer, convey and deliver to StorageTek good and valid title to the Purchased Equipment free of any Encumbrances or to otherwise carry out or evidence the transactions contemplated by this Section 2.

         2.5      Taxes.

                  2.5.1 Transfer Taxes. StorageTek shall bear and pay any sales
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and other transfer Taxes payable in connection with the transfer of the
Purchased Equipment to StorageTek. EDS will pay all other Taxes relating to the Purchased Equipment and EDS's business that may at any time be asserted or assessed with respect to events occurring, or tax periods (or portions thereof) ending, on or before the Effective Date (computed on the basis of a closing of the books). The term "Taxes" as used in this Section 2.5.1 and Section 2.5.2 shall mean all taxes, fees and assessments due, assessed or levied by any federal, state or local government or taxing authority, and any penalties, fines or interest thereon, imposed on the Equipment, its use or operation, but shall not include any taxes, fees or assessments based upon or measured by the income, gross receipts, net worth or conduct of business of StorageTek or any fines, penalties or interest due as a result of StorageTek's delay or negligence in filing any return or making any payment related to such Taxes. In the event StorageTek pays any taxes for which EDS is responsible under this paragraph, EDS shall reimburse StorageTek for such amounts within ten (10) days of EDS's receipt of a written notice from StorageTek showing the amount, type of tax paid and other reasonably necessary documentation.

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                  2.5.2 Cooperation. StorageTek and EDS will cooperate fully, as
                        -----------
and to the extent reasonably requested by the other party, (A) in connection with the filing of Tax returns or reports, in connection with any Tax audit, litigation or other proceeding relating to the Purchased Equipment, (B) to enable each to more accurately determine the appropriate Taxes due with respect to the Purchased Equipment and the transfer thereof, and (C) to minimize such Tax liability to the extent legally permissible. Such cooperation will include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. EDS agrees to (A) retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by StorageTek, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the StorageTek reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the StorageTek so requests, EDS will allow the StorageTek to take possession of such books and records. StorageTek and EDS further agree, upon request of the other party, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person or take such other action as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Purchased Equipment and the transactions contemplated hereby.

3.       SERVICES.

         3.1      Generally.

                  3.1.1 Responsibilities. Throughout the Term, StorageTek will
                        ----------------
provide to EDS the Services in accordance with the provisions of this Agreement and Schedule 3.1. The manner and means StorageTek uses to perform the Services, including, but not limited to, the Assets, the personnel and services are in the sole discretion and control of StorageTek, except as otherwise expressly provided in this Agreement. Any StorageTek Assets that StorageTek places in a Data Center in connection with its provision of the Services will be described in an Acknowledgement substantially in the form of the attached Exhibit 1 and executed by EDS pursuant to this Agreement (each, an "Acknowledgement"), which Assets will be subject to the terms and conditions of this Agreement. Throughout the Term, and in connection with StorageTek's provision of the Services, EDS shall perform the functions and responsibilities identified as the responsibility of EDS pursuant to this Agreement. EDS shall not permit anyone other than authorized representatives of StorageTek to access the Data Centers and effect adjustments or repairs to the StorageTek Assets. EDS shall give StorageTek personnel and Subcontractors full and free access to the Data Centers to the extent reasonably necessary or appropriate for them to perform the Services, including to effect the necessary adjustments and repairs to the Secondary Storage Assets.

                  a. In connection with its performance of the Services pursuant to this Agreement, StorageTek agrees that:

                  (1) It will provide sufficient Employees to complete the Services ordered within the applicable time frames established pursuant to this Agreement, which Employees shall have sufficient skill, knowledge, and training to perform the Services and shall perform such Services in a professional and workmanlike manner, all of which will be measured exclusively by StorageTek's performance with respect to the service levels set forth in Schedule 3.1;

                  (2) StorageTek Employees performing Services in the United States will be United States citizens or lawfully admitted in the United States for permanent residence or lawfully admitted in the United States holding a visa authorizing the performance of Services on behalf of StorageTek;

                  (3) StorageTek shall provide for and pay the compensation of StorageTek Employees and shall pay all taxes, contributions, and benefits (such as, but not limited to, workers' compensation benefits) which an employer is


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required to pay relating to the employment of employees. EDS shall not be liable to StorageTek or to any Employee for StorageTek's failure to perform its compensation, benefit, or tax obligations. StorageTek shall comply with all associated governmental regulations, including the filing of all necessary reports and returns.

                  (4) If EDS intends to provide an Employee performing Services in the United States, Canada and/or Mexico with unescorted access to an EDS location, StorageTek shall, to the extent allowed by applicable law, allow EDS or its designated third party to conduct a background investigation and drug screening ("Investigation") of such Employee. In connection with such Investigation, EDS shall provide to StorageTek a standard form authorizing the Investigation and the release of the results of such Investigation to StorageTek, and StorageTek shall promptly request completion of such form by the Employee, provided, however, that if such form is not completed, EDS shall not be obligated to provide the Employee with unescorted access to EDS locations. Any and all information obtained in connection with an Investigation of any Employee or acquired or made known during such Investigation shall be deemed strictly confidential, and also Proprietary Information, and shall only be revealed to EDS employees with a bona fide need to know. To the extent required by applicable law, upon request, EDS will provide the Employee involved with a copy of the results of the Investigation. Upon request by StorageTek, EDS will provide the StorageTek Office of Corporate Counsel with the results of such Investigation. If, after reviewing the results of an Investigation, in accordance and consistent with EDS's normal practices and guidelines, EDS reasonably elects not to grant an Employee unescorted access to an EDS location, StorageTek agrees not to utilize such Employee for any Services that require unescorted access to an EDS location. EDS shall waive the Investigation for an Employee if StorageTek provides EDS with written confirmation that: (i) StorageTek has conducted a background and drug screening investigation of such Employee with satisfactory results, or (ii) the Employee has been employed with StorageTek for at least five (5) years in good standing. EDS agrees to conduct, and to cause any third party it uses to conduct, any Investigation in strict compliance with the Fair Credit Reporting Act (FCRA), any applicable state laws or regulations, and any successor laws or regulations, and EDS agrees to indemnify, defend and hold StorageTek and its officers, directors, employees, agents, successors and assigns, harmless from and against all Losses arising from claims relating to or arising out of (i) EDS's failure to so comply with such applicable laws or regulations or (ii) EDS's breach of its confidentiality obligations under this section.

                  3.1.2 Exclusions. The Parties agree that StorageTek shall have
                        ----------
no obligation to maintain or support any Third Party Software, but shall use its good faith efforts to manage the maintenance and support of such Third Party Software. Upon the written request of StorageTek, EDS shall provide StorageTek a letter from the maintenance provider stating the Third Party Equipment is qualified for the manufacturer's standard maintenance agreement.

         3.2 First Right of Refusal. [CONFIDENTIAL INFORMATION DELETED] Without limiting the foregoing, EDS shall not establish any data center or other facility utilizing Secondary Storage during the Term, on its own or in conjunction with any third party, for purposes of transitioning to any other location any of its requirements for Secondary Storage in the Data Centers. The provisions of this Section 3.2 shall not survive the expiration or termination of this Agreement for any reason.

                  3.2.1 New Customer Workload Information. Subject to any
                        ---------------------------------
confidentiality obligations, EDS agrees to provide StorageTek with the necessary information to propose a Base Service Fee for any New Customer Workload requiring the purchase of existing Secondary Storage assets. To allow StorageTek to provide an informed proposal, in a timely manner, EDS will, subject to any confidentiality obligations, provide StorageTek with a substantially complete description and valuation of the new customer assets according to book value, fair market value and lease termination expense, all as appropriate and necessary to evaluate the New Customer Workload opportunity. EDS will disclose to StorageTek any forward commitment to be assumed by EDS relating to Secondary Storage. Subject to any confidentiality obligations, EDS will further facilitate the new customer proposal from StorageTek by specifying:

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1)   Location(s) to be used for Secondary Storage Services in support of the New
     Customer Workload;

2) Any requirement from the new customer to continue using their existing configuration of Secondary Storage assets; and

3)   GB Stored by location and by isolated workload.

StorageTek will respond in a timely manner with a proposal to: (1) purchase the subject assets; or (2) provide a functionally equivalent configuration; and, in combination with either (1) or (2), assign a Base Service Fee to the initial Secondary Storage GB count for that New Customer Workload; or (3) decline the purchase of the assets.

As determined by EDS in its reasonable business judgment, EDS will involve StorageTek early in the process of evaluating the new customer opportunity to increase the benefit of mutual review. If StorageTek refuses to make a proposal for the purchase of Secondary Storage assets in a prospective engagement that requires such a purchase, the Parties will cooperate in estimating an advisable future time for integrating the New Customer Workload into the Secondary Storage Services provided by StorageTek in the Data Centers and work together toward that end.

                  3.2.2    Exception to Exclusivity.  [CONFIDENTIAL INFORMATION
                           ------------------------
DELETED]

         A.   Failure to Reach Agreement:
              --------------------------

(1) EDS is adding a New Customer Workload and under the New Customer Workload, the customer requires that EDS utilize existing non-StorageTek assets for some period of time on the customer site or in the Data Center(s); and

         (2) EDS offers StorageTek the opportunity to provide a proposal for offering the Services which proposal includes StorageTek's purchase of the non-StorageTek assets under the terms set forth for New Customer Workload in Section 3.2.1; and
         (3) StorageTek declines to provide a proposal or, after negotiating in good faith, the parties fail to reach an agreement in a timely manner with respect to StorageTek's provision of the Secondary Storage Services for the New Customer Workload.


         B.   New Customer  Requirements: As part of the New Customer  Workload,
              --------------------------
the customer requires that EDS provide the Secondary Storage Services without using StorageTek's services.

         C.   Contract Requirements: Any EDS customer contract, including
              ---------------------
contracts with pre-existing EDS customers, can require EDS, by the terms of that contract, to provide the Secondary Storage Services without using StorageTek's services; provided EDS gives StorageTek prompt written notice of such requirement if and when raised as a possibility or exercised by such customer and works with StorageTek in good faith to find possible alternative arrangements.

         3.3      Services Management.

                  3.3.1 Appointment. EDS and StorageTek shall each appoint an
                        -----------
individual to act as the primary point of operational contact for the administration and operation of this Agreement.

                  3.3.2 EDS Contract Manager. The EDS Contract Manager shall
                        --------------------
have overall responsibility for coordinating on behalf of EDS all activities of EDS undertaken hereunder, for the performance of EDS's obligations hereunder, for coordinating the performance of the Services with StorageTek, for acting as a day-to-day contact with the StorageTek Service Manager and for making


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available to StorageTek the data, facilities, resources and other support services from EDS required for StorageTek to be able to perform the Services in accordance with the requirements of this Agreement.

                  3.3.3 StorageTek Service Manager. The StorageTek Service
                        --------------------------
Manager shall have primary operational responsibility for coordinating on behalf of StorageTek its joint activities with EDS undertaken hereunder and for StorageTek's performance of the Services, including all StorageTek personnel and other technical resources used by StorageTek in performing the Services, and will serve as the day-to-day contact with the EDS Contract Manager. In addition, the StorageTek Service Manager shall be responsible for providing EDS with Service performance information, managing the StorageTek Services team, and communicating with EDS business managers and the EDS Contract Manager regarding Service requirements and Service management. The StorageTek Service Manager shall have no authority to bind StorageTek except with respect to matters concerning day-to-day operations.

                  3.3.4 Meetings and Reports. The StorageTek Service Manager and
                        --------------------
the EDS Contract Manager will meet as often as may reasonably be requested by either party, but at least monthly, to review StorageTek's performance of the Services and EDS's performance as required under this Agreement. The StorageTek Service Manager shall provide to the Parties written reports on the Parties' respective performance, identifying any significant problems that are unresolved and any details concerning their expected resolution.

         3.4 Modifications to Services. StorageTek and EDS shall cooperate reasonably and promptly in the review, assessment, modification, deferral, approval and/or rejection of any written proposals of either party for changes to the scope of Services required to be provided under the Services Terms, this Agreement or other amendments or modifications to the Services Terms or terms of this Agreement. No modification or change in the scope of Services referred to in Schedule 3.1, however, shall be binding upon either party unless approved by StorageTek and, if outside the scope of Services described in Schedule 3.1, embodied in a written amendment to the Services Terms and this Agreement signed by the Parties hereto. Subject to the foregoing, the Parties agree that the Parties, on mutual agreement, may establish, and both Parties will carry out, administrative procedures to manage changes and proposed changes to the scope of Services provided hereunder.

         3.5 EDS Responsibilities. StorageTek's performance hereunder is contingent upon the cooperation of EDS, including EDS's responsibilities specified in the Services Terms, and the supply to StorageTek of adequate resources and information as mutually agreed pursuant to this Agreement. If any delays in StorageTek performance occur as a result of failure or untimely performance by EDS and/or EDS's third-party providers or other vendors, or other acts by EDS or those under EDS's control that are not authorized by StorageTek, the time for performance will be extended to the extent of any such delay and StorageTek will not incur any liability to EDS as a result of such delay, including for any failure to meet the service levels specified in Schedule 3.1. StorageTek will use reasonable efforts to perform notwithstanding the failure or untimely performance by EDS, but EDS will reimburse StorageTek for any reasonable additional costs incurred by StorageTek as a result of such delay.

         3.6 Resources. Except as otherwise expressly provided in this Agreement, StorageTek shall provide all of the personnel, Assets, and services that StorageTek deems necessary to provide the Services. StorageTek shall have the right, in its sole discretion, to use Subcontractors to perform any of the Services required hereunder. Any such Subcontractors will be subject to confidentiality obligations which are at least as protective of EDS's Confidentiality rights as those set forth in the Agreement. StorageTek's use of the Subcontractors shall not relieve StorageTek of the representations and warranties pursuant to Section 8 of this Agreement. StorageTek shall not implement any action or decision regarding such resources that would materially increase the amounts payable to StorageTek under this Agreement without EDS's prior written consent, which consent may be withheld in EDS's sole discretion. No consent on behalf of EDS shall be binding on EDS unless granted in writing by EDS's Contract Manager (or authorized designee).

         Subject to the terms and conditions of this Agreement, StorageTek


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agrees to allow EDS to access the Secondary Storage Assets and other personal property described in any Acknowledgement together with all attachments, replacements, parts, substitutions, additions, upgrades, accessories, operating manuals and software delivered on or with any of the foregoing. StorageTek may also place additional Secondary Storage Assets in a Data Center to provide the Secondary Storage Services, in which case EDS will execute additional Acknowledgements whereby EDS will access such Assets on the same terms and conditions set forth in this Agreement. EDS will not in any way hypothecate, create or permit to exist any Encumbrance in or an interest in any of the Assets located in the Data Centers nor will EDS sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of the Assets. EDS shall not remove or conceal any notices that identify Assets as belonging to StorageTek. EDS shall access the Assets in the conduct of its business, in a manner and for the use contemplated by the manufacturer and in material compliance with manufacturer's suggested guidelines and all applicable federal, state and local laws and regulations relating to the possession, use and maintenance of the Assets.

         3.7 Removal of StorageTek Employees from EDS Account. Under this Agreement, EDS shall have the right to notify StorageTek if EDS determines in good faith that the continued assignment to the EDS account of any StorageTek employee is not in the best interests of EDS, which notice shall specify in reasonable detail reasonable grounds for removal of such StorageTek employee. Upon receipt of such notice, StorageTek shall have a reasonable time period, not to exceed twenty (20) days, to investigate the matters stated therein, discuss its findings with EDS and attempt to resolve such matters in a manner acceptable to EDS. If EDS continues to request the replacement of such individual after such period, StorageTek shall remove the individual from the EDS account. Nothing in this Section shall be deemed to require StorageTek to terminate the employment of such individual.

4.       [Intentionally Left Blank]

5.       ASSUMPTION OF LEASES FOR CERTAIN EDS LEASED EQUIPMENT.

         5.1 Terms and Conditions. Schedule 5 lists all of EDS's Leased Equipment thereunder as of the Effective Date. EDS and StorageTek agree, after the Effective Date, to negotiate in good faith the terms and conditions under which either, in StorageTek's sole discretion, (a) the third party lessor would assign the Third Party Lease Agreements and StorageTek would purchase the Third Party Equipment, (b) StorageTek would assume EDS's rights and obligations under the Third Party Lease Agreements, or (c) in the event that StorageTek cannot formally assume the Third Party Lease Agreement(s), EDS shall obtain for StorageTek the rights to use the Third Party Equipment and StorageTek will pay the amounts owed under such Third Party Lease Agreement(s). EDS will work with StorageTek to obtain the third party lessor's consent, to the extent necessary, to the assignment or assumption of the Third Party Lease Agreements, as well as the rights to the Third Party Software necessary to perform the Services. In the event that (b) occurs, StorageTek would be entitled to acquire any such Leased Equipment under the terms of the Third Party Lease Agreements. The Parties agree that none of the Leased Equipment will form any part of the Purchased Equipment unless or until either of the events described in subsections (a) or (b) occur, at which time the Leased Equipment will become Purchased Equipment within the meaning of this Agreement. EDS shall provide to StorageTek complete copies of all Third Party Lease Agreements (including without limitation any amendments or modifications thereto) in EDS's possession and control as of the Effective Date within ten (10) business days after the Effective Date. StorageTek may, in its sole discretion, elect not to assume EDS's rights and obligations under any Third Party Lease Agreement that either includes (i) any material payment obligations that, in the aggregate, exceed the amount set forth in Section 4 of
Schedule 6.3, or (ii) any material, non-standard terms or conditions of which EDS has not notified StorageTek in writing prior to the Effective Date.

         5.2 Limitations. EDS agrees not to renegotiate, extend the term of, or otherwise modify the Third Party Lease Agreements without StorageTek's prior written consent. In no event will StorageTek be obligated to make any payments for any Leased Equipment beyond the expiration of the term remaining under the applicable Third Party Lease Agreements as of December 1, 2001. To the extent that there are limitations on the use and location of any Leased Equipment and StorageTek intends to use such Leased Equipment in a manner or location not


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provided for under the agreement with the Leased Equipment provider, EDS will provide StorageTek with reasonable assistance in obtaining the necessary consent from the owner of such Leased Equipment. If StorageTek is unable to obtain the necessary consent, EDS will be responsible for any additional costs incurred by StorageTek as a result of StorageTek's inability to use the Leased Equipment in a manner or location as it intends.

6.       FEES AND PAYMENT TERMS.

         6.1 Purchase Price for Purchased Equipment. As consideration for the sale of the Purchased Equipment to StorageTek, StorageTek shall pay to EDS the Purchase Price of $52,200,000 within thirty (30) days after the Effective Date.

         6.2      [Intentionally Left Blank]

         6.3 Services Fees. In consideration for the Secondary Storage Services provided by StorageTek to EDS hereunder, EDS shall pay StorageTek the Services Payments, subject to the terms and conditions of the pricing appendix attached hereto as Schedule 6.3.

         6.4 Payment Terms. Subject to the express remedies set forth in Section 7 of Schedule 3.1, and EDS's termination rights as set forth in Section 7 of the Agreement, all payments shall be absolute and unconditional, and shall not be subject to any abatement, reduction, set off, defense, counterclaim, interruption, deferment or recoupment for any reason whatsoever. Except as otherwise expressly provided in this Section 6, StorageTek shall invoice EDS for all Services Fees and other fees owed to StorageTek on a monthly basis. All invoiced amounts shall be due and payable by EDS within thirty (30) days of EDS's receipt of the applicable invoice. Separately contracted services, media and other disposables will be listed as separate items on the invoices sent to EDS. On overdue payments (with the exception of reasonably disputed payments), StorageTek has the right, with 20 days' prior written notice that payments are overdue (during which time EDS has the right to cure), to charge interest at the lesser rate of (a) prime rate plus two points per month; or (b) the maximum allowable under the particular jurisdiction.

         6.5      Taxes.

                  6.5.1 Unless EDS provides StorageTek with a valid and applicable exemption certificate, and to the extent that StorageTek is required by law to collect sales, use, gross receipts, or other transaction type taxes (herein referred to as "Taxes") from EDS on any sum payable hereunder, then StorageTek shall timely remit such taxes to the appropriate taxing jurisdiction. StorageTek shall only collect Taxes that are required by law and will reimburse EDS for any amounts collected that are not required by law or that are otherwise not remitted to such taxing jurisdiction. Taxes shall be separately stated on the invoice by jurisdiction. Non taxable and taxable Services shall be documented separately and by the applicable jurisdiction.

                  6.5.2 Where permissible, the Parties shall work together in the minimization of Taxes. The Parties understand that, for state and local sales and use tax purposes, the amounts payable under this Agreement and all Authorization Letters may be audited by the applicable taxing authority, and the Parties shall cooperate to minimize any assessments.

                  6.5.3 EDS shall indemnify and hold harmless StorageTek from and against any and all Taxes that EDS is responsible to pay, or is liable for. EDS shall not be liable for any penalties, interest, fees, or other expenses, if any, incurred by StorageTek as the result of any such Taxes not being paid at the time or in the manner required by applicable law. In the event of an assessment of Taxes, EDS shall pay or reimburse StorageTek for such assessed Taxes, provided, however, that EDS shall have the right to appeal such assessment, and StorageTek shall cooperate accordingly, provided, however, that EDS shall pay pre-authorized and reasonable third party fees if applicable. StorageTek reserves the right to settle and pay such assessment without notification to or approval by EDS, provided, however, that in such event

StorageTek cannot seek relief from EDS for such assessment. In the event that EDS provides StorageTek with a certificate that is deemed to be invalid by the applicable taxing authority, then EDS shall be required to pay tax, penalty and interest assessed related to such invalid certificate.

                  6.5.4 If EDS is required by law to make any deduction or to withhold from any sum payable to StorageTek hereunder, then the sum payable by EDS upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, StorageTek receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount StorageTek would have received and retained in the absence of such required deduction or withholding.

                  6.5.5 If EDS is required by law to make any deduction or withholding from any sum payable to StorageTek under this Agreement, EDS shall promptly report and effect payment thereof to the applicable tax authorities. EDS shall also promptly provide StorageTek with official tax receipts or other evidence issued by the applicable tax authorities sufficient to establish that the taxes have been paid.

         6.6 Reports. At all times during the Term, and for at least three (3) years after any termination of this Agreement, EDS will maintain complete and accurate records of the GB Stored (as defined in Schedule 6.3 attached hereto) at all sites and all other data reasonably necessary for verification of amounts to be paid to StorageTek under this Agreement. Upon the first business day after the end of each of the first six calendar months after Effective Date, EDS shall provide StorageTek with a written report setting forth (a) the GB Stored on the first day of such calendar month; and (b) the GB Stored on the last day of such calendar month. Following such six (6) month period, StorageTek may collect from EDS, its systems and employees such data as is reasonably necessary to calculate the fees payable by EDS hereunder. Schedule 6.5 lists factors which will become the process for StorageTek to generate the monthly report on GB Stored.

         6.7      Audit Rights.

                  6.7.1    By StorageTek
                           -------------

                  (A) Systems Access. EDS will provide designated StorageTek
                      --------------
personnel an appropriate level of on-site and remote building and systems access to inspect the Secondary Storage Equipment and perform the duties relating to this Agreement, including without limitation to collect data reasonably necessary to calculate the fees payable by EDS hereunder. StorageTek personnel will be granted system access using EDS-approved contractor system user identification. System access will be granted at comparable levels with EDS tape management personnel who perform like functions. StorageTek will comply with the reasonable safety and security guidelines of EDS which are generally applicable to EDS's employees with respect to access to the Facilities and which have been provided reasonably in advance by EDS to StorageTek. Minimally this access will include read access to SMF datasets, RMF datasets, tape management catalog, DFHSM control files and software control libraries for StorageTek hardware. Both parties will act in good faith to determine appropriate access levels for business needs as they arise.

                  (B) Other Audit. During such time that EDS is providing a
                      -----------
calculation of the amounts owed under this Agreement, and for three (3) months thereafter, StorageTek will have the right, during normal business hours and upon at least ten (10) days prior notice, to have an independent audit firm selected by StorageTek and approved by EDS (such approval not to be unreasonably withheld) audit EDS's records and facilities relating to EDS's activities pursuant to this Agreement in order to verify that EDS has paid to StorageTek the correct amounts owed under this Agreement. The audit will be conducted at StorageTek's expense, unless the audit reveals that EDS has underpaid the amounts owed to StorageTek by five percent (5%) or more in any quarter, in which case EDS will reimburse StorageTek for all reasonable costs and expenses incurred by StorageTek in connection with such audit. EDS will promptly pay to StorageTek any amounts shown by any such audit to be owing plus interest as provided in Section 6.3 above. Such audits will be conducted no more than once in any period of six (6) consecutive months.

                  6.7.2 By EDS. During such time that StorageTek is providing a
                        ------
calculation of the amounts owed under this Agreement, and for three (3) months thereafter, EDS will have the right, during normal business hours and upon at least ten (10) days prior notice, to have an independent audit firm selected by EDS audit StorageTek's records and facilities relating to StorageTek's activities pursuant to this Agreement in order to verify that StorageTek has charged EDS the correct amounts owed under this Agreement. The audit will be conducted at EDS's expense, unless the audit reveals that EDS has overpaid the amounts owed to StorageTek by five percent (5%) or more in any quarter, in which case StorageTek will reimburse EDS for all reasonable costs and expenses incurred by EDS in connection with such audit. StorageTek will promptly pay to EDS any amounts shown by any such audit to be owing plus interest as provided in
Section 6.3 above. Such audits will be conducted no more than once in any period of six (6) consecutive months. If an undisputed audit finding reveals that StorageTek has undercharged EDS for Services during the audited period, EDS shall pay such amount to StorageTek within thirty (30) days after StorageTek's written request. To the extent that EDS requires additional audit rights as a result of its customer relationships or its established internal policies, StorageTek shall work in good faith with EDS to provide EDS with such audit rights sufficient to meet those needs.

7.       TERM AND TERMINATION.

         7.1 Term. This Agreement is entered into as of the Effective Date and will continue for an initial term of ten (10) years thereafter. Thereafter, this Agreement will renew automatically for additional, successive one (1) year renewal terms unless either party gives the other party written notice of its intent not to renew at least one hundred eighty (180) days prior to the end of the then-current term.

         7.2      Termination.

7.2.1 For Breach. If either party should materially fail to fulfill its
      ----------
obligations under this Agreement, the other party may in its discretion give the breaching party written notice (in accordance with Section 15.7) of such breach and its intention to terminate this Agreement. The breaching party will have thirty (30) days from receipt of such notification to cure a breach, except that, with respect to any breach that cannot reasonably be cured within such thirty (30) day period, the breaching party will (a) institute a plan to cure the breach, (b) notify the non-breaching party of the terms of the plan, and (c) have such further period of time to cure such breach as is set forth in the plan and would be required by a party, in the exercise of good faith and all commercially reasonable efforts, in order to cure such breach; provided, however, that such breaching party will in fact exercise such good faith and make such commercially reasonable efforts to attempt to cure such breach. The non-breaching party may terminate this Agreement upon failure of the breaching party to cure a breach after expiration of the cure period provided above. Except as otherwise provided in this Agreement, any such termination shall be without prejudice to any other rights the Parties may have. Notwithstanding the foregoing, either party may terminate the Agreement immediately and automatically with written notice upon a material violation of any obligations of confidentiality or the license provisions relating to Software or Code.

7.2.2 For Convenience. (a) No sooner than thirty (30) months following the
      ---------------
Effective Date, EDS shall have the option, but not the obligation, to terminate this Agreement for convenience. EDS shall exercise its termination option by delivering to StorageTek written notice of such termination identifying the termination date (which shall be at least one hundred and eighty (180) days after the date of such notice), and EDS shall pay to StorageTek the applicable Termination Fee set forth in Schedule 7.2.2 hereto. In connection with any such termination, (i) EDS shall have no liability to StorageTek for amounts in excess of (A) the fees specified in this Agreement through the date of termination, (B) StorageTek's out of pocket expenses such as travel and travel-related expenses reasonably incurred in connection with such early termination, and (C) the applicable Termination Fee, and (ii) StorageTek shall use commercially reasonable efforts to reduce any expenses (as set forth in (B) of this Section) for which EDS is responsible that are associated with any such termination.

7.2.3 For Cause. EDS shall have the option, but not the obligation, to terminate
      ---------
this Agreement for cause upon thirty (30) days written notice, if such a right arises pursuant to Section 5.6 of Schedule 3.1. In connection with any such termination, (i) EDS shall have no liability to StorageTek for amounts in excess of (A) the fees specified in this Agreement through the date of termination and
(B) StorageTek's out of pocket expenses such as travel and travel-related expenses reasonably incurred in connection with such early termination, and (ii) StorageTek shall use commercially reasonable efforts to reduce any expenses (as set forth in (B) of this Section) for which EDS is responsible that are associated with any such termination.

7.2.4 For Failure to Reach an Accord on an Adjustment. EDS shall have the
      -----------------------------------------------
option, but not the obligation, to terminate this Agreement if, pursuant the results of the Final Benchmarking Report issued in connection with the Validation of Base Service Fee activities set forth in Schedule 6.3, the Parties are required to meet to agree on a Benchmarking Adjustment, and StorageTek and EDS fail to reach mutually acceptable revisions to the Base Service Fee within ninety (90) days of the receipt of the Final Benchmarking Report. EDS shall exercise its termination option by delivering to StorageTek written notice of such termination identifying the termination date (which shall be at least sixty
(60) days after the date of such notice). In connection with any such termination: (i) EDS shall have no liability to StorageTek for amounts in excess of (A) the fees specified in this Agreement through the date of termination, and
(B) StorageTek's reasonable and actual out of pocket expenses, such as travel and travel-related expenses, incurred in connection with such early termination; and (ii) StorageTek shall use commercially reasonable efforts to reduce any expenses (as set forth in (B) of this Section) for which EDS is responsible that are associated with any such termination.

7.2.5 Upon Bankruptcy or Insolvency. Either party may terminate the Agreement
      -----------------------------
upon written notice to the other party in the event the other party ceases doing business as a going concern; makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated bankrupt or insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties; or it or its shareholders shall take any action to effect its dissolution or liquidation.

         7.3 Effect of Termination. All rights and obligations of the Parties under this Agreement will automatically terminate except for rights of action accruing prior to termination and any obligations which expressly or by implication are intended to survive termination. In addition, the terms of this Agreement will remain in full force and effect until fulfilled for obligations required to be performed by either of them before termination but which remain unperformed at the time of termination. In the event of any termination of this Agreement, including, but not limited to, termination for EDS's default, insolvency or cessation of operation or performance, StorageTek may access the Data Centers or any other EDS premise or the premises of any customers of EDS, to remove any or all of the Secondary Storage Equipment. In the event that EDS refuses to deliver the Secondary Storage Equipment on request or to grant StorageTek such access, StorageTek shall be entitled to commence, ex parte, a proceeding in any appropriate court and obtain a replevin or other order for the Secondary Storage Equipment.

                  7.3.1 Upon expiration or termination of this Agreement, EDS shall have the option, but not the obligation, to purchase any Secondary Storage Equipment owned by StorageTek and used by StorageTek at the time of the termination or expiration exclusively to provide the Services. The purchase price for any Secondary Storage Equipment purchased by EDS shall be the greater of (i) the net book value of the applicable Secondary Storage Equipment, or (ii) the fair market value of the applicable Secondary Storage Equipment. EDS shall pay the purchase price to StorageTek concurrently with StorageTek's delivery to EDS of the Equipment and a valid bill of sale. StorageTek shall convey to EDS good and valid title in and to the Secondary Storage Equipment. EDS shall pay any amounts payable pursuant to Section 6.5 (Taxes). In addition, EDS shall have the option, but not the obligation, but only to the extent permitted by StorageTek's leases, to assume any lease of Secondary Storage Equipment leased by StorageTek and used by StorageTek at the time of the termination or expiration exclusively to provide the Services. All references in this section to EDS shall include EDS's designee.

         7.4 Extension of Termination Effective Date. EDS may, at its option, by providing StorageTek with no less than sixty (60) days prior written notice, extend the termination date it has specified pursuant to this Article one or more times, subject to the Parties mutual agreement with respect to any changes in Services Payments, provided that the total of all such extensions shall not exceed six (6) months.

8.       REPRESENTATIONS AND WARRANTIES.

         8.1 By StorageTek. StorageTek represents and warrants, to and for the benefit of EDS, as follows:

                  8.1.1 Authority. StorageTek has the absolute and unrestricted
                        ---------
right, power and authority to enter into and perform its obligations under this Agreement, to purchase the Purchased Equipment, and to carry out and perform all of its obligations under the terms of this Agreement and the Schedules. The execution and delivery of this Agreement by StorageTek have been duly authorized by all necessary action on the part of StorageTek and its board of directors. This Agreement constitutes the legal, valid and binding obligation of StorageTek, enforceable against it in accordance with its terms.

                  8.1.2 Services. All Services for which the quantitative level
                        --------
of performance is measured by a Service Level as set forth in Schedule 3.1 shall be performed in a manner to meet or exceed the Service Levels set forth in
Section 4.5 of Schedule 3.1. For any breach of the foregoing warranty with respect to such Services, EDS's exclusive monetary remedy, and StorageTek's entire monetary liability, shall be that remedy explicitly set forth in Schedule
3.1. For any other Services StorageTek provides under this Agreement, StorageTek will exercise reasonable care in the performance of the Services and will perform the Services in a professional and workmanlike manner. EDS agrees to promptly provide StorageTek with written notice of any deficiencies in the Services. Unless EDS provides StorageTek with written notice within thirty (30) days of its discovery of any deficient Services, which shall not exceed ninety
(90) days from the performance or delivery of such deficient Services, StorageTek shall be deemed to have provided all Services in accordance with the above warranties.

                  8.1.3 Disclaimer of Other Warranties. THE EXPRESS WARRANTIES AND REMEDIES SET FORTH IN THIS SECTION 8.1 ARE IN LIEU OF ALL OTHERS, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE. STORAGETEK DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

         8.2 By EDS. EDS represents and warrants, to and for the benefit of StorageTek, as follows:

                  8.2.1 Authority; Binding Obligation. EDS has the absolute and
                        -----------------------------
unrestricted right, power and authority to enter into and perform its obligations under this Agreement, to sell and transfer the Purchased Equipment, and to carry out and perform all of its obligations under the terms of this Agreement and the Schedules. The execution and delivery of this Agreement by EDS have been duly authorized by all necessary action on the part of EDS and its board of directors. This Agreement constitutes the legal, valid and binding obligation of EDS, enforceable against it in accordance with its terms.

                  8.2.2 Title and Condition. EDS has good and marketable title
                        -------------------
to all of the Purchased Equipment. No default by EDS or any of its Affiliates exists with respect to any of the Purchased Equipment or under any Third Party Maintenance Agreement or other agreement concerning the Purchased Equipment, and none of the Purchased Equipment is subject to any Encumbrance. Except as otherwise stated in the Disclosure Schedule, all of the Purchased Equipment is in good repair and good working order, subject to normal wear and tear.

                  8.2.3 Litigation. No action, suit, proceeding or investigation
                        ----------
of any nature affecting the Purchased Equipment, including any claims alleging infringement of the intellectual property rights of others with respect to the Purchased Equipment, is pending or threatened against EDS or any of its Affiliates, nor, to the best knowledge of EDS, is there any basis therefor. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against EDS or any of its Affiliates affecting the Purchased Equipment. No action, suit, proceeding or investigation is pending or threatened by EDS or any of its Affiliates affecting the Purchased Equipment.

                  8.2.4 Right to Grant Licenses; No Breach of Other Agreements.
                        ------------------------------------------------------
EDS has sufficient rights in the Third Party Software to grant the rights and licenses granted to StorageTek hereunder and has the full right, power and authority to grant such rights and licenses without the consent of any third party. This Agreement, the transactions contemplated hereby and EDS's performance of its obligations hereunder will not breach any provision of any Third Party Software License, Third Party Maintenance Agreement or Third Party Lease Agreement.

                  8.2.5 StorageTek Assets. EDS shall, at its expense, keep the
                        -----------------
StorageTek Assets located at the Data Centers free and clear from any liens or encumbrances of any kind (except any caused by StorageTek), will be liable to StorageTek for any loss or expense caused by EDS's failure to do so. EDS shall give StorageTek immediate written notice of any attachment or judicial process affecting the StorageTek Assets or StorageTek's ownership. The foregoing representations and warranties shall survive the execution and delivery of this Agreement and any Schedules.

9.       INDEMNIFICATION.

         9.1 Third Party Contracts. Each Party shall indemnify, defend and hold harmless the other, its Affiliates and its respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising directly from third party allegations of the other's failure to perform any obligations required to be performed by the other after the Effective Date under any of the Third Party Agreements.

         9.2 Breach of Section 8.2.5. EDS shall indemnify and hold harmless StorageTek and its officers, directors, employees, control persons, advisors and agents from and against all damages, losses, expenses and liabilities (including reasonable attorneys' fees) arising out of, relating to or in connection with any third party claim against StorageTek that arises out of EDS's breach of its warranty set forth in Section 8.2.5 (StorageTek Assets).

         9.3 Business Operations. Each of the Parties acknowledges and agrees that by entering into and performing its obligations under this Agreement, neither party, nor its subcontractors, will assume or be exposed to the business and operational risks associated with the conduct of the other's business operations. Accordingly, and without limiting the Parties' obligations pursuant to any other written agreements between them, (a) EDS agrees to indemnify, defend and hold harmless StorageTek, its subcontractors and their respective officers, directors, employees, control persons, advisors and agents (in their capacities as such, the "StorageTek Indemnitees"), from any and all third party claims, demand, charge, action, cause of action or other proceedings brought against any of the StorageTek Indemnitees for Losses arising out of or relating to the conduct of the EDS's business, including without limitation the use by EDS of any Secondary Storage Equipment and the Services to be provided by StorageTek under this Agreement to deliver services to EDS customers, and (b) StorageTek agrees to indemnify, defend and hold harmless EDS, its subcontractors and their respective officers, directors, employees, control persons, advisors and agents (in their capacities as such, the "EDS Indemnitees"), from any and all third party claims, demand, charge, action, cause of action or other proceedings brought against any of the EDS Indemnitees for Losses arising out of or relating to the conduct of StorageTek's business other than the Secondary

Storage Services provided by StorageTek under this Agreement, except to the extent such Losses arise out of other agreements between EDS and StorageTek.

         9.4 Mutual Indemnification. Each Party shall indemnify, defend and hold harmless the other, the other's Affiliates and its respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from third party claims relating to: (i) death of or injury to any agent, employee, customer, invitee, visitor or other person to the extent caused by the conduct of the indemnitor, its Affiliates, or their respective agents, employees or contractors; or (ii) damage to, or loss or destruction or, any real or tangible personal property to the extent caused by the tortious conduct of the indemnitor, its Affiliates, or their respective agents, employees or contractors. Each Party shall also indemnify, defend and hold harmless the other, the other's Affiliates and its respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from its failure to meet its Tax obligations as set forth in this Agreement.

         9.5 Intellectual Property Indemnification. StorageTek and EDS each agree to defend the other against any action to the extent that such action is based on a third party claim that the Software, in the case of StorageTek, or the Confidential Information provided by the indemnitor, or any part thereof,
(a) infringes a copyright perfected under applicable law, (b) infringes a patent granted under applicable law or (c) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction.

                  9.5.1 If any Software or Confidential Information becomes the subject of a claim under this Section, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option,
(a) modify the Software or Confidential Information to make it noninfringing or cure any claimed misuse of another's trade secret, provided such modification does not adversely affect the functionality of the Software, or (b) procure for the indemnitee the right to continue using the Software or Confidential Information pursuant to this Agreement, or (c) replace the Software with substantially equivalent Software that is noninfringing or that is free of claimed misuse of another's trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor but will be subject to Section 13 (Limitations of Liability).

                  9.5.2 With respect to any Software provided or developed by a Party pursuant to this Agreement, such Party shall have no liability to the other Party under this Agreement (a) to the extent that any claim of infringement is based upon the use of the Software in connection or in combination with equipment, devices or Software not supplied by that Party or used in a manner for which the Software was not designed, (b) for infringements that arise solely as a result of the implementation by that Party of functionality requirements presented by the other Party where there is no non-infringing alternative to such implementation, and the other Party has been so advised by that Party prior to implementation, and (c) for maintenance, modifications, updates, enhancements and improvements to the Software made by any party other than that Party.

                  9.5.3 This Section 9.5 sets forth each Party's sole obligation, and each party's sole remedy, as applicable, with respect to infringement of third party intellectual property rights in connection with this Agreement.

         9.6 Indemnification Procedures. The indemnitor's obligation to defend, indemnify and hold harmless the indemnitee, as applicable, pursuant to this
Section 9 shall be subject to the indemnitee having given the indemnitor prompt written notice of the claim or of the commencement of the related action, as the case may be, and information and reasonable assistance, at the indemnitor's expense, for the defense or settlement thereof. The indemnitor shall have sole control of the defense and settlement of such claim or related action, provided that the indemnitor shall not settle such claim or related action in a manner which imposes any obligation on the indemnitee without the prior written consent of the indemnitee (which consent shall not be unreasonably withheld). The indemnitee shall be entitled to engage counsel at its sole expense to consult with the indemnitor with respect to the defense of the claim and related action.

10.      CODE.

         10.1     Ownership.  StorageTek retains ownership of all Code.

         10.2 License Grant. As part of EDS's authorized use of the applicable StorageTek Equipment, StorageTek grants to EDS a personal license to use the Code for the sole purpose of enabling the specific unit of StorageTek Equipment to perform its Functions and to transfer the Code under the terms herein only with the transfer of the particular unit of StorageTek Equipment on which the Code executes. This Code license confers no license or other right to EDS or anyone else to use Maintenance Code.

         10.3 Restrictions. Without StorageTek's express written authorization, the following Restrictions shall apply: Neither EDS nor anyone else may (a) access, copy (note that backup or archival copies of the Code may be made available by StorageTek to EDS upon written request therefor), display, print, adapt, alter, modify, patch, prepare derivative works of, transfer (except as set forth below) or distribute (electronically or otherwise) the Code; (b) reverse assemble, decode, translate, decompile or otherwise reverse engineer the Code (except as such decompilation may be expressly permitted under local law when it is indispensable solely for the purpose of achieving interoperability); or (c) sublicense, assign or lease the Code or permit another person to use such Code.

11.      SOFTWARE.

         11.1 License Grant. StorageTek grants to EDS, for the Term of this Agreement, a personal, nonexclusive right to (a) execute the machine readable portions of the Software on or for operation of the applicable StorageTek Assets to perform their functions and (b) use the remainder of the Software to support such execution.

         11.2 Restrictions. EDS's right to use the Software is limited to customary data processing applications for EDS and customers of EDS; e.g. EDS may not use the Software in the development or marketing of a competitive or compatible software or hardware product. Neither EDS nor anyone else may (a) access, copy (except that EDS may maintain copies solely for backup, archival, disaster recovery, and disaster testing, but not for production), display, print, adapt, alter, modify, patch, prepare derivative works of, transfer (except as set forth below) or distribute (electronically or otherwise) the Software; (b) reverse assemble, decode, translate, decompile or otherwise reverse engineer the Software (except as such decompilation may be expressly permitted under local law when it is indispensable solely for the purpose of achieving interoperability); or (c) sublicense, assign or lease the Software or permit another person to use such Software. Certain Software may be accompanied by separate written terms, such as a "shrink-wrap" license. Such terms, which shall in no event be more restrictive than those set forth herein, shall replace the terms set forth in this Section 11 as to such Software to the extent such terms conflict or are inconsistent with these terms. Should any provisions in a "shrink wrap" or "click to accept" license be more restrictive than those set forth herein, EDS will be provided a formal opportunity to review such terms prior to installation of the software.

         11.3 Ownership; Confidentiality. Notwithstanding the copyright notice, which may appear on Software, all Software marked with a confidentiality legend is an unpublished copyrighted work and owned by StorageTek or its licensor. EDS will treat such Software as confidential in accordance with Section 12.1 of this Agreement and will not disclose such Software to any third party other than EDS's employees who are involved in EDS's permitted use of such Software.

         11.4 Return or Destruction of Software. Promptly upon expiration or other termination of EDS's right to use Software and at EDS's option, EDS will return, destroy or otherwise terminate its access to and use of such Software. If EDS elects to destroy the Software, an authorized representative of EDS will certify to StorageTek that such Software has been destroyed. This Section applies to all copies of Software in any form including translations, compilations or partial copies within modifications, derivative works, and updated works, whether partial or complete, and whether or not modified or merged into other programs or materials of StorageTek or of EDS. EDS may retain a reasonable number of copies of the Software solely for archival purposes. Upon termination of this Agreement for any reason not related to EDS's breach of StorageTek proprietary rights, StorageTek agrees to grant to EDS on StorageTek's then-current commercial terms a license to any StorageTek commercially available software products used during the term of this Agreement to provide Services to EDS.

         11.5 Restricted Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (OCT 1995), and more specifically is "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (SEPT 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (JUNE 1995), the
Software is provided to U.S. Government end users (a) only as a commercial end item and (b) with only those rights as are granted to all other end users pursuant to the terms and conditions herein.

12.      MUTUAL OBLIGATIONS.

         12.1     Confidentiality.

                  12.1.1 Nondisclosure. For the Term of this Agreement and for
                         -------------
two (2) years thereafter, each of StorageTek and EDS agrees that it will keep confidential and not disclose in any manner whatsoever, including through the use thereof, any Proprietary Information of the other Party. EDS acknowledges and agrees that it will not use any StorageTek Proprietary Information for any purpose whatsoever other than in connection with StorageTek's provision of Services during the Term of this Agreement. Upon termination or expiration of this Agreement, all such rights that EDS has in and to StorageTek Proprietary Information shall cease. Each Recipient agrees to cause each of its employees, agents, contractors or consultants, whom the Recipient knows or should know to have access to the Disclosing Party's Proprietary Information to execute such agreements as are necessary to assure that such individuals maintain the confidentiality of the Disclosing Party's Proprietary Information and not to use the Disclosing Party's Proprietary Information except in accordance with this Agreement.

                  12.1.2 Exceptions. The Recipient's obligations of confidentiality set forth herein shall not apply to any Proprietary Information of the Disclosing Party which:

(a) was publicly available at the date of receipt from the Disclosing Party (without violating any confidential obligations);

(b) was in the Recipient's possession before the date of receipt from the Disclosing Party (without violating any confidential obligations);

(c) has become publicly available after the date of receipt from the Disclosing Party, without disclosure through any means by the Recipient; or

(d) has become legally available to the Recipient from any third party without restriction on disclosure or use.

                  12.1.3 Rights and Remedies of the Disclosing Party. Immediately upon the Disclosing Party's request, and at the expiration or earlier termination of this Agreement, the Recipient shall:

(a) return all Confidential Materials, including, without limitation, all originals, copies, reproductions and summaries of Confidential Information; and

(b) destroy all copies of Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the Confidential Information is rendered unrecoverable.

Upon completion of those tasks an authorized representative of the Recipient shall provide written confirmation to the Disclosing Party that the requirements of this Section have been complied with.

         12.2 Nondisclosure Agreements. EDS and StorageTek shall each, at the other Party's request made from time to time during the Term, cause its subcontractors designated by the other Party and involved in the performance of the Services hereunder to sign nondisclosure agreements reasonably proposed by the other Party. StorageTek shall at all times during the Term ensure that its employees providing Services to EDS are parties to appropriate nondisclosure agreements. EDS shall at all times during the Term ensure that its employees having access to the Secondary Storage Equipment or StorageTek Confidential Information are parties to appropriate nondisclosure agreements.

         12.3 Ownership of EDS Data. All EDS Data shall remain the property of EDS. The EDS Data shall not be (i) used by StorageTek other than in connection with providing the Services, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by StorageTek, or (iii) commercially exploited by or on behalf of StorageTek, its employees or agents. EDS does not convey nor does StorageTek obtain any right in programs, systems or materials utilized or provided by EDS in the ordinary course of business in connection with this Agreement. EDS does not convey, nor does StorageTek obtain any right in programs, systems, materials, copyrights, trademarks, or intellectual property utilized or provided by EDS in the ordinary course of business in connection with this Agreement.

         12.4     Ownership of StorageTek IP.

(a) StorageTek does not convey nor does EDS obtain any right in programs, configurations, systems or materials utilized or provided by StorageTek in the ordinary course of business in the performance of this Agreement.


(b) In the event that EDS requests that StorageTek perform professional services outside the scope of the Services provided for under this Agreement, the Parties will negotiate in good faith and enter into a separate agreement (or Statement of Work), the terms of which shall govern the scope of the work, payment, delivery, acceptance, intellectual property ownership and any other terms the Parties deem necessary.

(c)      [Intentionally left blank]

(d) EDS acknowledges that StorageTek will bring onto and store at EDS's premises certain manuals, tools and software which will be used by StorageTek to maintain the Equipment, and that Equipment may have Maintenance Code loaded on it from time to time, and that such manuals, tools and software, including Maintenance Code, are the property of StorageTek, regardless of whether or not such items contain any confidential markings, and that StorageTek may remove all such manuals, tools and software at any time. EDS agrees not to use or copy any such software or manuals or to permit such software or manuals to be used or copied by any other person. It is EDS's responsibility to adequately safeguard (back-up) its data used in conjunction with the Equipment.

(e) To the extent required, EDS hereby grants StorageTek the right to execute StorageTek's maintenance-related software on the Equipment and any host central processing unit to which such Equipment is attached. StorageTek hereby grants EDS the limited right to use such software to generate reports to assist in the maintenance of Equipment covered by this Agreement. EDS shall not use such software in connection with any equipment not covered by this Agreement unless such use is permitted by a separate written agreement.

(f) The loading or storing of StorageTek's software on Equipment, central processing units ("CPU") or storage media, shall not transfer ownership of, or any other rights not expressly granted herein in, such software to EDS. EDS shall have no right to use any such software following the termination of this Agreement and any copies of such software remaining on EDS's CPU or back-up storage media shall be destroyed or, if destruction is impractical, EDS shall ensure and certify that such copies shall not be used by its employees or third parties following termination of this Agreement. EDS agrees not to decompile, reverse assemble or copy such software without StorageTek's permission.

         12.5 Compliance With Law. Each of StorageTek and EDS agrees to comply with all applicable laws, as such laws may be modified from time to time, and specifically agree to comply with the following material laws affecting the Secondary Storage Equipment, Software and Services: (i) the U.S. anti-boycott regulations, (ii) the FCPA, (iii) the export control laws of the United States of America, (iv) the prevailing regulations which may be issued from time to time by the U.S. Department of Commerce and the Office of Munitions Control and the U.S. Department of State, and (v) any export or import laws of the agencies of any countries into or through which the Secondary Storage Equipment or Software may be transported.

         12.6     Damage; Destruction or Loss.

                  12.6.1 StorageTek shall bear the entire risk of loss, theft, damage or destruction with respect to the Secondary Storage Equipment from any cause other than EDS's (which, for purposes of this Section 12.6.1 shall include all persons other than StorageTek or its designees) negligence or willful misconduct, from the date of delivery of the Secondary Storage Equipment to the Data Centers until the Secondary Storage Equipment is removed from the Data Centers. In the event EDS's negligence or willful misconduct results in any loss, theft, damage or destruction to the Secondary Storage Equipment, StorageTek shall be relieved of its Services obligations to the extent any such loss, theft, damage or destruction to the Secondary Storage Equipment impacts StorageTek's ability to provide such Services until such time as EDS replaces or repairs the Secondary Storage Equipment.

                  12.6.2 In the event any Secondary Storage Equipment is materially damaged, EDS shall promptly notify StorageTek. If such damage is caused by EDS's negligence or willful misconduct, and such damaged Secondary Storage Equipment is economically repairable, EDS, at its expense, shall promptly repair (or reimburse StorageTek for the cost to repair) the Secondary Storage Equipment.

                  12.6.3 If, as a result of EDS's negligence or willful misconduct, any Secondary Storage Equipment is damaged beyond repair or stolen, destroyed or, in the opinion of EDS, not economically repairable EDS shall promptly notify StorageTek and EDS shall, at its expense, promptly replace the affected Secondary Storage Equipment with equipment of the same manufacturer, model, configuration and condition, free and clear of any liens. Upon replacement of any Secondary Storage Equipment, the replacement unit shall be the property of StorageTek and, for purposes of this Section 12, shall be deemed to be the Secondary Storage Equipment, which it replaced and thereupon shall be subject to the terms of this Agreement.

         12.7 Personal Property. All Secondary Storage Equipment shall be and remain personal property notwithstanding the manner in which the Secondary Storage Equipment may be attached or affixed to realty. EDS shall have no right or interest in the Secondary Storage Equipment except as provided in this Agreement.

13.      LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF THE OTHER PARTY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE SOLE AND EXCLUSIVE MONETARY REMEDIES TO EDS FOR BREACH OF THE SERVICE LEVEL WARRANTY SET FORTH IN THE FIRST SENTENCE IN SECTION 8.1.2 SHALL BE AS SET FORTH IN SUCH SECTION; PROVIDED, HOWEVER, THAT THE LIMITATION DESCRIBED IN THIS PARAGRAPH SHALL NOT APPLY TO LOSSES OTHERWISE RECOVERABLE BY THE INDEMNITEE PURSUANT TO
SECTION 9.4 (MUTUAL INDEMNIFICATION) OR SECTION 9.5 (INTELLECTUAL PROPERTY INDEMNIFICATION).

IN THE EVENT ONE PARTY IS LIABLE TO THE OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THEN THE CUMULATIVE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY SHALL NOT EXCEED TEN MILLION DOLLARS ($10,000,000); PROVIDED, HOWEVER, THAT THE LIMITATION DESCRIBED IN THIS SENTENCE SHALL NOT APPLY TO LIABILITIES FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE PARTIES, OR THE LOSSES OTHERWISE RECOVERABLE BY THE INDEMNITEE PURSUANT TO
SECTION 9.4 (MUTUAL INDEMNIFICATION), OR SECTION 9.5 (INTELLECTUAL PROPERTY INDEMNIFICATION).

14.      MISCELLANEOUS.

         14.1 Binding Nature and Assignment. Neither Party may assign, voluntarily or by operation of law, any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that (i) either Party may assign its rights and obligations under this Agreement to an Affiliate, or to an entity which acquires all or substantially all of its assets, and (ii) StorageTek may assign this Agreement and specifically intends to assign these provisions to its Affiliates to fulfill EDS's requirements for Equipment, Software and Services in countries outside of the United States. No assignment by a Party shall relieve such Party of its rights and obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding on the Parties and their respective successors and assigns. Any purported assignment of this Agreement other than as permitted under this Section 14.1 shall be void and of no force or effect.

         14.2 Governing Law; Dispute Resolution. The Parties agree that the laws of the State of Colorado shall apply for transactions in the United States as well as all transactions in which StorageTek is the selling or licensing party. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply to this Agreement regardless of whether the particular transaction under this Agreement is entered into by the Parties or any of their Affiliates.

                  14.2.1 General. Any dispute or controversy between the parties
                         -------
with respect to the interpretation or application of any provision of this Agreement or the performance by StorageTek or EDS of their respective obligations hereunder shall be resolved as provided in this Article.

                  14.2.2   Informal Dispute  Resolution.  The Parties may, by
                           ----------------------------
mutual agreement, attempt to resolve their dispute informally in the following manner:

                  (a) Either Party may submit the dispute to the appointed representatives of each Party, which shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the dispute. The applicable representatives of each Party shall negotiate in good faith in an effort to resolve the dispute.

                  (b) If the applicable representatives of each Party determine in good faith that resolution through continued discussions by such representatives does not appear likely, the matter shall be referred to binding arbitration as set forth below.

                  (c) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that each of the Parties may be fully advised of the other's position.

                  (d) The specific format for the discussions shall be determined at the discretion of the applicable representatives of each Party, but may include the preparation of agreed upon statements of fact or written statements of position.

                  (e) Proposals and information exchanged during the informal proceedings described in this Article between the Parties shall be privileged, confidential and without prejudice to a Party's legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.

                  (f) Notwithstanding this Section, neither Party may commence formal dispute resolution proceedings pursuant to Section 14.2.3 (Arbitration) without first observing the procedures set forth in this Section.

                  14.2.3   Arbitration.
                           -----------

                  (a) Except as set forth in clause (b) below, any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be resolved at the request of either Party by binding arbitration in Denver, Colorado before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute in which the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000), there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within thirty (30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by EDS within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by StorageTek within thirty (30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two Party-appointed arbitrators within thirty (30) days after their selection. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least ten (10) years of experience in complex, commercial technology engagements in the area that is generally the same as the technology issue that is the subject of the dispute. Each Party shall pay its own attorneys' fees and one-half (1/2) of the other arbitration costs, subject to final apportionment by the arbitrators. The arbitrators shall apply the law set forth herein to govern this Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no power to amend this Agreement. Any award rendered pursuant to such arbitration shall be final and binding on the Parties, and judgment on such award may be entered in any court having jurisdiction thereof.

                  (b) Notwithstanding clause (a) above, either Party may request a court of competent jurisdiction to grant provisional injunctive relief to such Party until an arbitrator can render an award on the matter in question and a court having jurisdiction thereof can confirm such award.

                  14.2.4 Continued Performance. Both parties shall continue
                         ---------------------
performing their respective obligations and responsibilities under this Agreement while any dispute is being resolved in accordance with this Article, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

                  14.2.5 Charges and Costs. In any legal action, the prevailing
                         -----------------
Party shall be entitled to recover, in addition to its damages (subject to limitations stated elsewhere in this Agreement), its reasonable attorneys' fees, expert witness fees, and other ordinary and necessary costs of litigation, as determined by the arbitrators or court. Such costs include, without limitation, costs of any legal proceedings brought to enforce a judgment or decree. In the event one party prevails on all disputed issues, the losing party shall pay 100% of such fees and expenses. If the arbitrators or court rules in favor of one party on some issues and the other party on other issues, the arbitrators or court shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators or court shall allocate fees in such a way that bears a reasonable relationship to the outcome of the dispute, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

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

                  14.2.6 Equitable Remedies. The Parties agree that in the event
                         ------------------
of any breach or threatened breach of any provision of this Agreement concerning
(i) Confidential Information, or (ii) intellectual property rights, money damages may be an inadequate remedy. Accordingly, such provisions may be enforced by the preliminary injunction or other order of a court of competent jurisdiction pending resolution of the dispute pursuant to this Section.

         14.3 Amendments; Waiver. Except as specifically set forth herein (e.g., providing for changes by StorageTek upon notice to EDS), a signed writing is required to amend this Agreement or any Schedule or to waive any part thereof. Any waiver shall only be valid for the specific situation so waived and shall not be deemed to be a continuing waiver unless expressly stated to be continuing.

         14.4 Force Majeure. Neither party will be liable for delays in manufacturing, shipping or delivery, or failure to manufacture, ship or deliver Secondary Storage Equipment or Software, provide Services or to otherwise perform any obligation under this Agreement due to any cause beyond the reasonable control including, but not limited to, acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockage, floods, epidemics, power shortages, or when due to governmental restrictions, provided the party gives prompt written notice and makes all reasonable efforts to perform. In no event will this provision affect EDS's obligation to make payments under this Agreement for Services rendered.

         14.5 Notices. Notices under this Agreement and any Schedules must be given in writing by mail, postage prepaid, first class and shall be deemed to have been given upon mailing OR may also be given by confirmed facsimile (deemed to have been given upon the date of the confirmation of such facsimile) and addressed to the Parties at their respective addresses set forth below:

STORAGE TECHNOLOGY CORPORATION
Attn: Office of Corporate Counsel
One StorageTek Drive
Louisville, CO 80028

EDS
Attn: Manager of Contract Administration
5400 Legacy Drive
Plano, TX 75024

         14.6 EDS Data. EDS agrees that StorageTek may use and share, within StorageTek and its Affiliates and with other third parties such as subcontractors, consultants and other business partners, the EDS Data for purposes of carrying out the provisions of this Agreement or for any other consulting or other services StorageTek or its Affiliates may provide EDS in respect of the Secondary Storage Equipment, Software or Services, provided such third parties are bound by obligations of confidentiality.

         14.7 Publicity. Except as required by law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by either party or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

         14.8 Order of Precedence. In the event of inconsistency between or among the documents listed below, the following order of precedence will govern:
(1) this Agreement; (2) the Schedules and exhibits attached hereto; (3) Statements of Work attached to the Services Terms.

         14.9 Nonsolicitation. During the Term, and for a period of one year following the expiration or termination of this Agreement, no member of the engagement team of either party will directly or indirectly solicit for employment any employee of the other party who (in the case of StorageTek employees) performed Services hereunder or who (in the case of EDS) performed substantial work on any project covered by this Agreement without the prior written consent of the other party. Notwithstanding anything to the contrary, neither party (nor any Affiliate of a party) shall be prohibited from placing help-wanted advertisements in its own internal publications, its Web Site, or any third party media of general circulation, nor from posting job openings at such party's places of business.

         14.10 Third Parties. This Agreement is entered into solely by and between, and may be enforced only by, EDS and StorageTek; and this Agreement shall not be deemed to create any rights in third parties, including, without limitation, employees, suppliers, or Affiliates of a party, or to create obligations of a party to any such third parties. Notwithstanding the foregoing, subcontractors of StorageTek who are engaged to perform Services shall be third party beneficiaries of the disclaimers, indemnification and limitations of liability set forth in this Agreement.

         14.11    Insurance Requirements.

                  14.11.1 EDS Insurance Requirement. Throughout the Term, EDS,
                          -------------------------
at its own expense, shall carry: (i) all-risk property damage insurance under a blanket policy covering all of EDS's tangible property, and (ii) comprehensive general liability insurance in an amount not less than ten million dollars ($10,000,000.00). EDS may maintain deductibles and/or self-insured retentions relating to these policies in accordance with its normal practices. Upon StorageTek's request, EDS shall provide a certificate of insurance and name StorageTek as an additional insured with respect to comprehensive general liability.

                  14.11.2 StorageTek Insurance Requirement. Throughout the Term
                          --------------------------------
StorageTek shall maintain in force, at minimum, the insurance coverages described below.

(a) Commercial General Liability Insurance, including Products/Complete Operations and Advertising Injury coverage, with a minimum combined single limit of $10,000,000 per occurrence. Policy shall contain coverage for property in the "care, custody and control" of StorageTek in an amount not less than $1,000,000.

(b) Umbrella Liability Insurance, including Products/Complete Operations and Advertising Injury coverage, with a minimum combined single limit of $5,000,000 per occurrence;

(c) Worker's Compensation Insurance or any alternative plan or coverage as permitted or required by applicable law, in such amount as StorageTek deems necessary;

(d) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability; and

(e)  Crime   insurance  for  Losses   arising  out  of  the  dishonest  acts  of
     StorageTek's employees in the amount of $5,000,000 for each loss or series of related losses.

All insurance policies StorageTek is required to carry pursuant to this Article shall: (i) be primary as to StorageTek's negligence and non-contributing with respect to any other insurance or self-insurance EDS may maintain; (ii) name EDS, its Affiliates and their respective officers, directors and employees as additional insureds, as such parties' interests may appear with respect to this Agreement, but only with respect to the insurance policies described in subsections (a) and (b) above; (iii) be provided by reputable and financially responsible insurance carriers; and (iv) require the insurer to notify EDS in writing at least thirty (30) days in advance of cancellation or material modification. Upon EDS' request, StorageTek shall cause its insurers to issue to EDS on or before the Effective Date and each policy renewal date certificates of insurance evidencing that the coverages and policy endorsements required by this Article are in effect.

         14.12 Miscellaneous. The Parties are sophisticated and have been represented by counsel during the negotiation of this Agreement. As a result, the Parties believe the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

STORAGE TECHNOLOGY CORPORATION           ELECTRONIC DATA SYSTEMS CORPORATION


By:                                      By:
   ----------------------------------       ------------------------------------
         Authorized Signature                       Authorized Signature
-------------------------------------       ------------------------------------
        [Printed or Typed Name]                    [Printed or Typed Name]
Title:                                   Title:
      -------------------------------          ---------------------------------
Date:                                    Date:
     --------------------------------         ----------------------------------


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